Exhibit 10.1

Depomed, Inc. Bonus Plan

Depomed’s Bonus Plan is designed to provide employees with a performance-based plan that aligns performance with annual Corporate Goals and rewards the achievement of Corporate and Personal Goals.  The Bonus Plan is administered at the absolute discretion of the Company’s Management, including its Board of Directors, which may, at its discretion, choose not to fund the Bonus Plan or to fund it at a reduced level.

Background

Depomed has a history of rewarding its high performing employees for their efforts and accomplishments.  We have formalized the structure of employees’ activities to be consistent with Depomed’s Corporate Goals and have defined a specific process for calculating bonuses consistent with the Company’s performance and the employees’ performance and individual contributions.  Management and the Board of Directors maintain absolute discretion in administering this plan so that it remains flexible in meeting the changing needs of the organization.

All levels of Depomed employees establish Personal Goals consistent with Depomed’s Corporate Goals and their Department Goals.  By following their defined goals, employees will align their activity with the annual Corporate Goals and major Department Deliverables.  Personal Goals are to be reviewed together by employees and their supervisors, with oversight from Department Heads, on an ongoing basis throughout the calendar year.  The review period for accomplishing the Personal Goals ends on December 31.

Eligibility

All regular employees who work at least 30 hours per week will be eligible to participate in the Annual Bonus Plan.  New employees who join the company by October 1 will be eligible to participate in the current year’s plan on a pro-rated basis based on the number of full calendar months worked.  If the bonus target level of an employee changes during the plan year (i.e. the employee was promoted), the final bonus target level would be calculated based on the months the employee worked at each bonus target level at the base compensation they received while at each level.  Employees on an approved leave of absence of more than 16 weeks they will have their annual bonus award prorated to reflect the amount of time they were away from work.

Bonus Target

A “Bonus Target” has been identified for different levels of personnel and is based on a percentage of annual base pay.  The Bonus Target is based on two elements, i.e., the employee’s achievement of Personal Goals and the achievement of Corporate Goals.

Corporate Goals and Multiplier

The portion of the Bonus Target attributed to the Corporate Goals will be subject to a “Corporate Multiplier,” which will reflect the Company’s overall success and fiscal considerations.  In a year where all the corporate goals are met and the Company’s finances are on target, the Corporate Multiplier would usually be 100%.  Conversely, in a year where only a portion of the corporate goals are met or finances are not on target, a corporate multiplier of 75%, 50% or zero, for example, might be applied to the Bonus Target.  If The Company has exceeded Corporate Goals and finances are above target, the Corporate Multiplier may be more than 100%.  After the end of each calendar year, the Company’s performance will be evaluated by the CEO, CFO, and Vice President of Human Resources.  These three members of the Executive Team will recommend a Corporate Multiplier to the Board of Directors.  The Board of Directors will have final authority and discretion on determining the Corporate Multiplier.

The Bonus Targets have been set as follows:

Level	Bonus Target	Weighting of Corporate Goals	Weighting of Personal Goals
CEO	60%	100%
Vice Presidents	35%	65%	35%
Sr. Directors / Directors	25%	60%	40%
Associate Directors	20%	55%	45%
Sr. Managers / Managers	15%	50%	50%
Supervisors	10%	40%	60%
Senior Scientific / Technical Individual Contributors	10%	30%	70%
Individual Contributors	5%	30%	70%

Personal Goals

Employees may have up to six Personal Goals.  Each Personal Goal will be assigned a weight reflecting the significance and impact of the goal and the contribution towards Corporate and Department Goals.  The minimum weight assigned to each goal is 10% and the combined weight of the different goals shall equal 100%.  Personal Goals will be approved by the next level Manager.  When establishing the weight for a given goal, attention should be paid to the significance of the goal and the impact an individual or team has on that goal.  For instance, a new multi-million dollar deal with a new partner might be weighted at 70%, regardless of the time involved to finalize the terms.  Or, a goal to streamline a new procedure in the lab and resulting in significant time savings might result in a weight of 50% (given that the impact on the company is significant and long-lasting).

Personal Goal Bonus Calculation

Throughout the year and at year-end, employees’ goals and achievements will be assessed by management.  Management determines the final award for the achievement of personal goals An employee who fully achieved a personal goal could receive full credit for the goal or a “1.0” multiplier; a goal that is well under way, but has not been fully achieved could receive a multiplier of “0.5” for partial credit; a goal not achieved will receive a multiplier of “0” for no credit.  An employee who not only achieved his or her goal, but exceeded expectations, resulting in tangible evidence of significant improvement of the well being of the company, could receive a multiplier up to “1.25” for a particular goal.

Performance Assessment and Payment of Bonuses

Each January / February following the plan year, Personal Goals and Corporate Goals will be assessed and performance reviews will be prepared and delivered to employees.  Employees receiving an overall performance rating of Partially Meets Expectations will receive no more than 50% of their target bonus payout.  Employees who receive an overall performance rating of Fails to Meet Expectations will not be eligible to receive any bonus payout.  Bonuses will be calculated and payment of bonuses will be made to eligible employees no later than March 15.

Executive Team Members will make the final recommendation of the bonus award for Personal Goals subject to approval by the President & CEO.  Management maintains absolute discretion in determining the scope and impact of accomplishments and determining the final bonus payout for all employees.

Employees must be employed by Depomed on the day payment is made to be eligible for a bonus payment, since the payments are intended to incentivize successful employees to remain with Depomed.  Employees who have received formal disciplinary action during a plan year may have their bonus payout reduced or eliminated for that plan year, at the sole discretion of Management.

Depomed retains the right to alter or eliminate the Plan and its terms and conditions at any time and for any reason, before, during or after the plan year.  All decisions made by Management, including the Board of Directors, will be in their absolute discretion, final and not subject to dispute.

No participant shall have any vested right to receive any payment until actual delivery of such compensation.  This plan does not constitute a contract or other agreement concerning employment with Depomed.  Employment at Depomed is “at will” and may be terminated at any time by Depomed or by the employee, either with or without cause.